Exhibit 5.1

Yaakov Neeman z"l*	Asher Dovev	Moshe Yaacov	Racheli Pry-Reichman	Orli Gal	Sahar Regev	Noa Leon
Tuvia Erlich	Odelia Offer	Daniel Lipman Lowbeer	Ifat Pagis-Gelman	Zeev Kallach	Jenia Melkhior	Grigory Danovich
Meir Linzen	Sharon Petel	Neil Wilkof	Yael Chervinsky Edan	Chen Luzzatto	Karin Fried	Natan Wiesenberg
Alan Sacks	Moria Tam-	Nimrod Kozlovski	Maayan Hammer-	Keren Assaf	Yehonatan Ohayon	Eliran Doyev
Yaacov Brandt	Harshoshanim	Moran Yemini	Tzeelon	Limor Shechter Lerner	Lital Wolfovitz	Orr Diskin
Ehud Sol	Guy Katz	Ofer Granot	Adina Shapiro	Yaniv Grossman	Reut Alcalay	Daniel Paz
Janet Levy Pahima	Daniel Reisner	Ron Ben-Menachem	Tsouriel Picard	Noa Landau Bar-Ner	Aviv Parienty	Gal Sagi
Yael Bar-Shai	Nurit Dagan	Dan Sharot	Itay Lavi	Nir Gal	Rafael Herbst	Sharbel Shama
Yaacov Sharvit	Yaniv Dinovitch	Ronen Hausirer	Eran Wagner	Michal Lavi	Sarit Shainboim	Erez Abu
David Zailer	Nir Raber	Gilad Neeman	Dana Zur-Neumann	Chen Ginon Cohen	Yael Hauser	Hofit Cahana
Mark Phillips	Harriet Finn	Ayelet Regavim K.	Gal Eschet	David Preyl	Ido Manor	Mark Goldman
Adam Eytan	Ofir Segev	Ariel Yosefi	Zohar Yahalom	Adar Ortal	Shiran Shouldiner	Gilad Eshed
Orly Gerbi	Ran Hai	Natalie Jacobs	Galia Kleinman	Ohad Elkeslassy	Dafna Amster Kahn	Uriya Gehasi
Moshe Hardi	Haya Ehrman	Roi Hayun	Inbal Altman	Dana Kashi	Liya Friedman	Zecharia Rechtschaffen
Gilad Wekselman	Tal Dror Schwimmer	Eyal Bar-Zvi	Iris Weinberger	Nir Miller	Esti Hadar	Nitzan Schindler
Yossi Ashkenazi	Shai Kagan	Yariv Ben-Dov	Yoni Frider	Avishay Klein	Pini Shriki Herstic	Harel Elazar
Gil White	Chagai Vered	Talya Solomon	Lev Zigman	Liat Maidler	Naama Ben-Zion	Liran Ben Asuly
Anthony Leibler	Gilad Majerowicz	Haim Machluf	Uriel Mozes	Moran Ninio Nesher	Zvika Friedman	Batell Vallentine Blaish
Eldad Chamam	Yuval Navot	Yuval Meidar	Elad Wieder	Yotam Blaushild	Ella Corren	Dana Baranes
Ilanit Landesman	Michal Caspi	Aviram Hazak	Liran Barak	Boaz Nahshoni	Liron Tzur Neumann	Asaf Bar Natan
Yogev	Shira Margalit -Elbaz	Itai Sarfaty	Efrat Tzur	Michal Pereg	Marian Fertleman	Elina Shechter
Limor Hodir	Efri Berkovich	Ran Kedem	Chen Moyal	Maor Roth	Itamar Gur	Meitar Victor
Ory Nacht	Yehoshua Shohat	Ra'anan Sagi	Abigail Borowitz	Rosie Mordoch-Ron	Yehuda Hommfor	Neil Hadad
Esther Sternbach	Gurtler	Revital Katz	Niv Sivan	Rani Hirsh	Amit Laufer	Anat Tsur
Ariel Flavian	Shachar Porat	Tal Hamdi	Ehab Farah	Roni Cohen Pavon	Talia Blazer	Rachel Rinberg-Shuri
Nati Simchony	Amir Peres	Neta Dorfman-Raviv	Hagit Oren	Ilana Zibenberg	Einat Steiner
Roni Libster	Yair Geva	Yuval Zilber	Ruth Bergwerk	Tomer Farkash	Tom Waltner
Karen L. Elburg	Nir Dash	Vladi Borodovsky	Iris Achmon	Guy Yekutiel	Yoav Sananes
Hanan Haviv	Itzhak Shragay	Gal Schwartz	Robert Wiseman	Shahar Fishbein	Alon Abcasis
Roy Nachimzon	Tamara Tapoohi	Assaf Klein	Israel (Ruly) Ber	Zara Gold	Asaf Beker
Liat Shaked-Katz	Waldman	Hen Tirosh	Avital A. Shlomovich	Pini Duek	Eitan Ella
Ruth Dagan	Hanna Bilavsky		Michal Haberfeld
Saar Pauker
Orit Hipsher

*Founding Partner

January 5, 2018
File No: 49050

Entera Bio Ltd.

Hadassah Medical Center

Kiryat Hadassah

Jerusalem 9112002

Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to Entera Bio Ltd. (the “Company”), a company organized under the laws of the State of Israel, in connection with an underwritten public offering (the “Offering”) contemplating the issuance and sale by the Company of up to 5,750,000 ordinary shares, par value NIS 0.00011173184 per share of the Company (the “Offered Shares”), including ordinary shares issuable upon exercise of an option granted to the Underwriters (as defined below) to purchase additional ordinary shares. In addition, pursuant to the resale prospectus contained in the Registration Statement (as defined below), the Company is registering up to 984,500 shares of ordinary shares (the “Resale Shares”) to be sold by certain shareholders from time to time following the consummation of the Company’s initial public offering.

In connection herewith, we have examined originals or copies of (i) the registration statement on Form F-1, (File No. 333-221472), publicly filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2017 (as amended through the date hereof, the “Registration Statement”) including the prospectus of the Company (the “Prospectus”), with respect to the offering of the Offered Shares included therein, (ii) a copy of the Articles of Association of the Company, as currently in effect, (iii) a draft of the amended and restated Articles of Association of the Company to become effective concurrently with the Offering, (iv) resolutions of the board of directors of the Company (the “Board”) and the

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shareholders of the Company, in each case, relating to the Registration Statement, the Prospectus and the actions to be taken in connection with the Offering, (v) the draft Underwriting Agreement to be entered into in connection with the offering (the “Underwriting Agreement”), between the Company and Oppenheimer & Co. Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), (vi) a printout of the Israeli Companies Registrar report with respect to the Company, dated November 9, 2017, and (vii) such other documents, corporate records, agreements, certificates and other instruments, and have made inquiries with such officers and representatives of the Company, as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents upon which we have relied, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to all questions of fact required for rendering this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) upon payment to the Company for the Offered Shares of the consideration per Offered Share in such amount and form as shall be determined by the Board, and subject to the approval of the Board, the Offered Shares, when issued and sold in the Offering as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, and (ii) upon the consummation of the Company’s initial public offering, the Resale Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 (the “Securities Act”), the rules and regulations promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction. In addition, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Herzog, Fox & Neeman